INDEMNIFICATION AGREEMENT

     THIS AGREEMENT made this 29th day of July, 1997, by and between MARK T. THATCHER and CHRISTOPHER O. WERNER (hereinafter collectively referred to as "Thatcher and Werner" and/or the "Indemnifying Party"), whose address is 360 Thames Street, First Floor, Newport, Rhode Island, 02840, and PEACOCK HILL FARM LIMITED LIABILITY COMPANY (hereinafter referred to as the "LLC" and/or the "Indemnified Party"), whose administrative address is C/O Bryan M. Dench, Esq., Skelton, Taintor & Abbott, 95 Main Street, Auburn, Maine 04212-3200;


WITNESSETH


     Upon execution of the Closing documents and Exhibits attached hereto, the transaction will be completed whereby the sale of Two Million Three Hundred Twenty-six Thousand (2,326,000) shares of Acadia National Health Systems, Inc. (hereinafter referred to as "Acadia") common stock is being purchased from the LLC by several affiliates of the Company (including present officers and directors.) The transaction is hereby consummated with the execution of all documents set forth herein and attached hereto as Exhibits, and involves the estate's beneficial ownership of shares of Acadia common stock. The sale is hereby made pursuant to Section 4(2) of the Securities Act of 1933 (the "Act") involving the sale of securities not to be made in any public offering.

     The LLC acknowledges that, prior to consummation of all transactions represented by these closing documents, it was the majority shareholder of Acadia National Health Systems, Inc. ("Acadia and/or the "Company"). The LLC also acknowledges that it had no interest in continuing to control the Board of Directors of the Company nor to retain the majority ownership of the Company.

     Thatcher and Werner acknowledge hereby that they will accept appointment to the Board of Directors of Acadia and will also accept appointment by the Interim Board to be officers of the Company. This appointment will automatically assign "affiliate" status to both Thatcher and Werner and will restrict all common equity holdings they have in the Company, pursuant to Rule 144 of the Act and Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

     In order to provide further assurances to the LLC, and as part of the negotiated sale of the LLC's controlling interest, Thatcher and Werner have agreed to hold harmless and indemnify the LLC against any liability which may arise out of the continued operation, development and expansion of Acadia.


     NOW THEREFORE, IT IS AGREED AS FOLLOWS:


1. Indemnification: In consideration of the LLC appointing Thatcher and Werner to serve as members of the Board of Directors of Acadia, and to induce the consummation of the purchase and sale of the LLC's controlling interest in Acadia to present officers of the Company, Thatcher and Werner hereby agree to indemnify and hold harmless the LLC against any and all liability, claims or causes of action whatsoever arising out of the continued operation, development and expansion of Acadia, including reasonable attorneys fees and costs incurred in defending any such claims or causes of action; provided, however, that this indemnification shall not apply to any intentional acts committed by the LLC, which are deemed by a court of law to have been fraudulent or in breach of its fiduciary duty to Thatcher and Werner or the officers and directors of the Company.


2. Insurance: Thatcher and Werner will insure the LLC by purchasing an indemnity policy of insurance or bond which may be in the form of specific directors and officers insurance ("D&O"). All policies shall be listed in Schedule A attached hereto, and the policies and any proceeds received thereunder shall be made payable to the LLC for the purposes of this Agreement.

Thatcher and Werner shall have the right to take out insurance on the life of any Shareholder whenever, in the opinion of either party, additional insurance may be required to carry out the obligations under this Agreement.

Thatcher and Werner shall ensure payment of all premiums on insurance policies taken out pursuant to this Agreement and shall give proof of payment to the LLC within fifteen (15) days after a written request by the LLC or its managing member.

3.     Warranties/Representations:

(i) The Indemnifying Party hereby jointly and severally agrees to indemnify the LLC and defend and hold it harmless from and against all claims, damages, losses, costs, and expenses (including reasonable attorney fees, court costs and other expenses incident to any proceeding, investigation or any claim, including without limitation in any suit by the LLC against the Indemnifying Party) attributable directly or indirectly to the breach by the Indemnifying Party of any obligation hereunder or the inaccuracy of any representation or warranty made by the Indemnifying Party herein or in any instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, including, but not limited to, the Schedule.

(ii) A claim for indemnification shall be made only by the LLC notifying the Indemnifying Party of the existence of the claim for which indemnification is sought. The LLC shall thereafter be entitled, at its option, to control, or participate in, any prosecution or defense relating to such claim for indemnity (including without limitation decisions to settle or appeal) through attorneys and agents of its choosing, all at the expense of the Indemnifying Party (except in any suit by the Indemnifying Party against the LLC). The results of any such prosecution or defense shall be binding upon the Indemnifying Party and the LLC for purposes of resolving any claim for indemnity.

(iii)Notwithstanding the foregoing, no new notice of claim for indemnity may be given by the LLC after July 1, 2002; any claims for indemnity thereafter are barred. Any claims for indemnity, or portions thereof, in excess of the aggregate amount of proceeds received from the indemnity policy due to the Indemnifying Party and the LLC shall be the joint and several responsibility of the Indemnifying Party and paid to the LLC on demand. The Indemnifying Party shall not be entitled to indemnity or contribution from, or subrogation to or recovery against the LLC with respect to any liability of the Indemnifying Party which may arise under this Agreement of the transactions contemplated hereby.

4. This Agreement shall bind upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.


     IN WITNESS WHEREOF, the parties have signed this Agreement this 29th day of July, 1997.


                    INDEMNIFYING PARTY



                    By:_____________________
                       MARK T. THATCHER


                    By:_____________________
                       CHRISTOPHER O. WERNER



                    INDEMNIFIED PARTY
                    (PEACOCK HILL FARM LIMITED LIABILITY COMPANY)



                    By:_____________________
                       ELAINE H. HACKETT,
                       Sole Managing Member